Exhibit 6.10

H	This warrant was created from a 50-for-1 forward stock split on August 7, 2019.

Warrant holder

Name	StartEngine Fund I, L.P.
Email	howard@startengine.com
Status	Outstanding

Quantities

Original quantity	98,450 warrants
Exercised quantity	0 warrants
Remaining quantity	98,450 warrants
Purchase price	No purchase price entered
Exercise price	$0.0254 (USD)
Exercises into	Common

Issuer

Issued by	TriplePulse, Inc, DBA TruBrain
Issue date	April 9, 2014
Expires	April 9, 2024

Acceptance agreement

When accepting this warrant on Carta, the warrant holder agreed to the following:

This warrant is subject to the terms and conditions set forth in the Warrant Notice and the agreements (the “Agreements”) attached hereto in their entirety.

By entering your full name below, your signature will be applied to the Agreements, as applicable, and you acknowledge receipt of and agree to this Warrant Notice and all attached Agreements. You further acknowledge that as of the date of the warrant, the Warrant Notice and the Agreements set forth, are the entire understanding between you and the Company regarding the Warrant and supersedes all prior agreements, promises and/or representations on that subject with the exception of warrants previously issued to you.

Attachments:

Form of warrant: IRA - Series Seed - 1 (Start Engine).pdf

Howard Marks
Howard Marks
12/30/2019 L e52b1438-0e48-4332-9963-efe7e027d20e

Exercise history

This warrant has not yet been exercised.

Compliance

Federal exemption	Section 4(a)(2)
State exemption	None entered
State of residency	None entered

Learn about exemptions ›

Exercise legend

No legend has been included.

Approvals

K	Initiated by Laszlo Kupan
Approved March 15, 2017 df851208bd964f3bb68b9c4193db39be

K	Signed by Chris Thompson
Approved May 8, 2017 1987bb03fed547a993c4453c489133fa

K	Received by Howard Marks
Approved Dec. 30, 2019 e52b14380e4843329963efe7e027d20e

Documents and notes

Form of warrant	P IRA - Series Seed - Start Engine .pdf
Notes	Stock split (50.00 for 1) on August 07, 2019

INVESTORS’ RIGHTS AGREEMENT

This Investors’ Rights Agreement (this “Agreement”) is made and entered into as of December 5, 2012, by and among TriplePulse, Inc., a Delaware corporation (the “Company”), the parties listed on Exhibit A attached hereto (the “Investors”) and the parties listed on Exhibit B attached hereto (the “Key Holders”).

RECITALS

A.          The Investors have agreed to purchase from the Company, and the Company has agreed to sell to the Investors, shares of the Company’s Series Seed Preferred Stock (the “Shares”) on the terms and conditions set forth in that certain Series Seed Preferred Stock Purchase Agreement dated of even date herewith by and among the Company and the Investors, as amended from time to time (the “Series Seed Agreement”).

B.           It is a condition to the closing of the sale of the Shares that the parties hereto execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.           COVENANTS OF THE COMPANY.

1.1            Information Rights.

(a)       Basic Financial Information. The Company will furnish to each Investor holding more than 10,000 shares of Preferred Stock (a “Major Investor”) and any entity which requires such information pursuant to its organizational documents when available (1) annual unaudited financial statements for each fiscal year of the Company, including an unaudited balance sheet as of the end of such fiscal year, an unaudited statement of operations and an unaudited statement of cash flows of the Company for such year, all prepared in accordance with generally accepted accounting principles and practices; and (2) quarterly unaudited financial statements for each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), including an unaudited balance sheet as of the end of such fiscal year, an unaudited statement of operations and an unaudited statement of cash flows of the Company for such quarter, all prepared in accordance with generally accepted accounting principles and practices, subject to changes resulting from normal year-end audit adjustments. If the Company has audited records of any of the foregoing, it shall provide those in lieu of the unaudited versions.

(b)       Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Investor by reason of this Agreement shall have access to any trade secrets or confidential information of the Company. The Company shall not be required to comply with any information rights in respect of any Investor whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of ten percent (10%) or more of a competitor. Each Investor agrees that such investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement other than to any of the Investor’s attorneys, accountants, consultants, and other professionals, to the extent necessary to obtain their services in connection with monitoring the Investor’s investment in the Company.

(c)           Inspection Rights. The Company shall permit each Major Investor to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor.

1.2            Additional Rights; Warrant.

(a)       In the event that the Company issues securities in its next equity financing after the date hereof (the “Next Financing”) which have (a) rights, preferences or privileges that are more favorable than the terms of the Shares, such as price based anti-dilution protection or (b) provides all such future investors other contractual terms such as preemptive rights or registration rights, the Company shall provide substantially equivalent rights to the Investors with respect to the Shares (with appropriate adjustment for economic terms or other contractual rights, subject to such Investor’s execution of any documents, including, if applicable, investors’ rights, co-sale, voting and other agreements, executed by the investors purchasing securities in the Next Financing (such documents referred to herein as the “Next Financing Documents”). Any Major Investor will remain a Major Investor for all purposes in the Next Financing Documents to the extent such concept exists. Notwithstanding anything herein to the contrary, upon the execution and delivery of the Next Financing Documents by Investors holding a majority of (the then outstanding Shares held by all Investors, this Agreement (excluding any then-existing obligations) shall be amended and restated by and into such Next Financing Documents.

(b)       Upon the Closing of the Next Financing, the Company shall issue to Start Engine, LLC a warrant to purchase five percent (5%) of the number of shares issued in the Next Financing (the “Warrant”) at the price per share of the shares issued in the Next Financing. The Warrant shall have a term of 10 years and shall contain a standard ‘cashless exercise’ provision.

1.3            Assignment of Company’s Preemptive Rights. Pursuant to the right of first refusal set forth in the Company’s Bylaws or Stock Purchase Agreement, the Company has a right of first refusal with respect to certain proposed transfers of the Company’s outstanding securities by the Key Holders. In the event the Company elects not to exercise its right of first refusal pursuant to the Company’s Bylaws, by contract or otherwise with respect to a proposed transfer of the Company’s outstanding securities, the Company shall assign such right of first refusal to each Major Investor. In the event of such assignment, each Major Investor shall have a right to purchase that portion of the securities proposed to be transferred equal to the ratio of (a) the number of shares of the Company’s Common Stock issued or issuable upon conversion of the Shares owned by such Major Investor, to (b) the number of shares of the Company’s Common Stock issued or issuable upon conversion of the Shares owned by all Major Investors.

2.           RESTRICTIONS ON TRANSFER.

2.1            Limitations on Disposition. Each person owning of record shares of Common Stock of the Company issued or issuable pursuant to the conversion of the Shares and any shares of Common Stock of the Company issued as a dividend or other distribution with respect thereto or in exchange therefor or in replacement thereof (collectively, the “Securities”) or any assignee of record of Securities (each such person, a “Holder”) hereby agrees not to make any disposition of all or any portion of any Securities unless and until:

(a)       there is then in effect a registration statement under the Securities Act of 1933. as amended (the “Securities Act”), covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)       such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, at the expense of such Holder or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Securities Act.

Notwithstanding the provisions of Sections 2.1(a) and (b) above, no such registration statement or opinion of counsel shall be required: (i) for any transfer of any Securities in compliance with SEC Rule 144 or Rule 144A, or (ii) for any transfer of any Securities by a Holder that is a partnership, limited liability company, a corporation or a venture capital fund to (A) a partner of such partnership, a member of such limited liability company or stockholder of such corporation, (B) an affiliate of such partnership, limited liability company or corporation (including, without limitation, any affiliated investment fund of such Holder), (C) a retired partner of such partnership or a retired member of such limited liability company, (D) the estate of any such partner, member or stockholder, or (iii) for the transfer by gift, will or intestate succession by any Holder to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that in the case of clauses (ii) and (iii) the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if the transferee were an original Investor hereunder and in the case of clause (iii) the transfer was without additional consideration or at no greater than cost.

2.2            “Market Stand-Off” Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Securities or other shares of stock of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act; provided however that, if during the last seventeen (17) days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, and if the Company’s securities are listed on the Nasdaq Stock Market and Rule 2711 thereof applies, then the restrictions imposed by this Section 2.2 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond two hundred fifteen (215) days after the effective date of the registration statement.

For purposes of this Section 2.2, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. To enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 2.2 and to impose stop transfer instructions with respect to the Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Holder further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested.

3.           PARTICIPATION RIGHT.

3.1            General. Each Major Investor has the right of first refusal to purchase up to three times (3x) of such Major Investor’s Pro Rata Share (as defined below) of all (or any part) of any New Securities (as defined in Section 3.2 below) that the Company may from time to time issue after the date of this Agreement, provided, however, such Major Investor shall have no right to purchase any such New Securities if such Major Investor cannot demonstrate to the Company’s reasonable satisfaction that such Major Investor is at the time of the proposed issuance of such New Securities an “accredited investor” as such term is defined in Regulation D under the Securities Act. A Major Investor’s “Pro Rata Share” for purposes of this right of first refusal is the ratio of (a) the number of shares of the Company’s Common Stock issued or issuable upon conversion of the Shares owned by such Major Investor, to (b) a number of shares of Common Stock of the Company equal to the sum of (1) the total number of shares of Common Stock of the Company then outstanding plus (2) the total number of shares of Common Stock of the Company into which all then outstanding shares of Preferred Stock of the Company are then convertible plus (3) the number of shares of Common Stock of the Company reserved for issuance under any stock purchase and stock option plans of the Company and outstanding warrants.

3.2            New Securities. “New Securities” shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term “New Securities” does not include: (a) shares of Common Stock issued or issuable upon conversion of the outstanding shares of all the series of the Preferred Stock; (b) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding as of the date of this Agreement and any securities issuable upon the conversion thereof; (c) shares of Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization; (d) shares of Common Stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Company or any subsidiary of the Company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Company’s Board of Directors (the “Board”); (e) shares of the Company’s Series Seed Preferred Stock issued pursuant to the Series Seed Agreement; (f) any other shares of Common Stock or Preferred Stock (and/or options or warrants therefor) issued or issuable primarily for other than equity financing purposes and approved by the Board; and (g) shares of Common Stock issued or issuable by the Company to the public pursuant to a registration statement filed under the Securities Act.

3.3            Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Major Investor a written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities given in accordance with Section 5.2. Each Major Investor shall have ten (10) days from the date such Notice is effective, as determined pursuant to Section 5.2 based upon the manner or method of notice, to agree in writing to purchase such Major Investor’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Major Investor’s Pro Rata Share).

3.4            Failure to Exercise. In the event that the Major Investors fail to exercise in full the right of first refusal within such ten (10) day period, then the Company shall have one hundred twenty (120) days thereafter to sell the New Securities with respect to which the Major Investors’ rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company’s Notice to the Major Investors. In the event that the Company has not issued and sold the New Securities within such one hundred twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Major Investors pursuant to this Section 3.

4.           GENERAL PROVISIONS.

4.1            Amendment and Waiver of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors (and/or any of their permitted successors or assigns) holding Shares representing and/or convertible into a majority of all the Investors’ Shares (as defined below). As used herein, the term “Investors’ Shares” shall mean the shares of Common Stock then issuable upon conversion of all then outstanding Shares issued under the Series Seed Agreement plus all then outstanding shares issued upon the conversion of any Shares issued under the Series Seed Agreement. Any amendment or waiver effected in accordance with this Section 5.1 shall be binding upon each Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company.

4.2            Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A or Exhibit B hereto, or to such address or facsimile number as subsequently modified by written notice given in accordance with this Section 4.2. If notice is given to the Company, it shall be sent to TriplePulse, Inc., 10960 Wilshire Blvd., Suite 1050, Los Angeles, CA Attn: President; and a copy (which shall not constitute notice) shall also be sent to LKP Global Law, LLP, 1901 Avenue of the Stars, Suite 480, Los Angeles, CA 90067 Attn:Donald Lee.

4.3          Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

4.4          Governing Law. This Agreement shall be governed by. and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

4.5          Severability The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.6          Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

4.7          Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by an Investors without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing, and except as otherwise provided herein, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

4.8          Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

4.9          Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

4.10        Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

4.11        Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

4.12        Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

4.13        Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

4.14        Termination. The rights, duties and obligations under Sections 1 and 3 this Agreement shall terminate immediately prior to the closing of the Company’s initial public offering of Common Stock pursuant to an effective registration statement filed under the Securities Act. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon the closing of a Deemed Liquidation Event as defined in the Company’s Restated Certificate of Incorporation, as amended from time to time. Section 1.1(b) shall survive any such termination of the Agreement.

4.15        Dispute Resolution. Each party (a) hereby irrevocably and unconditionally submits to the jurisdiction of the federal or state courts located in the Central District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the Transaction Documents (as defined in the Series Seed Preferred Stock Purchase Agreement dated of even date herewith), (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement or the Transaction Documents except in the federal or state courts located in the Central District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement, the Transaction Documents or the subject matter hereof and thereof may not be enforced in or by such court.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

THE COMPANY:

TRIPLEPULSE, INC.

Name:	/s/ Christopher D. Thompson

By:	Christopher D. Thompson

Title:	President

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

KEY HOLDERS:

Name:	Chris Thompson	Name:	Constantine Anastasakis

	/s/ Chris Thompson		/s/ Constantine Anastasakis

Nil Jll	Joshua Ripley

/s/ Joshua Ripley

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

INVESTORS:

StartEngine Fund I, L.P.

Name:	Howard Marks
By:	/s/ Howard Marks
Title:	Managing Member

EXHIBIT A

List of Investors

Name, Address and E-Mail	Number of Shares
StartEngine Fund I, L.P.	66,667

EXHIBIT B

List of Key Holders

Number of Shares
Name, Address and E-Mail	of Common Stock Held
Christopher D. Thompson	360,606
2635 5th Street,
Santa Monica, CA 90405
Email: ct@triplepulse.com

Constantine Anastasakis	206,060
1345 South Beverly Glen, Apt 304
Los Angeles, CA 90024
Email: ca@triplepulse.com

Joshua Ripley	33,334

13559 Kitty Hawk St.
Victorville, CA 92392
Email: joshua@triplepulse.com